Exhibit 8.1

[Luse Gorman Pomerenk & Schick, P.C. Letterhead]

February 3, 2014

Poage Bankshares, Inc.

1500 Carter Avenue

Ashland, Kentucky 41101

Re:	Acquisition of Town Square Financial Corporation

Ladies and Gentlemen:

We have acted as special counsel to Poage Bankshares, Inc., a Maryland corporation (“Poage Bankshares”), in connection with the planned merger (the “Merger”) of Poage Merger Subsidiary, Inc., a wholly owned subsidiary of Poage Bankshares incorporated under the laws of the State of Kentucky (“Poage Merger Subsidiary”), with and into Town Square Financial Corporation, a Kentucky corporation (“Town Square Financial”), with Town Square Financial as the surviving corporation pursuant to an Agreement and Plan of Merger (the “Agreement”) by and among Poage Bankshares, Poage Merger Subsidiary, Home Federal Savings and Loan Association, a federal thrift and wholly owned subsidiary of Poage Bankshares, Town Square Financial and Town Square Bank, a wholly owned subsidiary of Town Square Financial and a Kentucky-chartered commercial bank, dated as of October 21, 2013. You have asked for our opinion as to the U.S. federal income tax consequences of the Merger. All capitalized terms used but not otherwise defined in this letter shall have the meanings ascribed to them in the Agreement.

For purposes of this opinion, we have reviewed the Registration Statement on Form S-4, the Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

(i)	The documents we have reviewed are legal, valid, and binding and that the parties will act in accordance with the provisions of such documents and the requirements of applicable law.

(ii)	The Merger will be completed in the manner set forth in Section 2.1 of the Agreement and in the Registration Statement, including the Proxy Statement/Prospectus of Poage Bankshares and Town Square Financial contained therein.

(iii)	The representations as to fact contained in the letters of representation from Poage Bankshares and Town Square Financial to us, dated as of this date, are true, correct and complete in all respects as of the date hereof and will continue to be true, correct and complete in all respects as of the Effective Time and thereafter where relevant.

LUSE GORMAN POMERENK & SCHICK

A PROFESSIONAL CORPORATION

Poage Bankshares, Inc.

February 3, 2014

Based upon and subject to the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement under “Material United States Tax Federal Income Tax Consequences of the Merger,” we are of the opinion that under current federal income tax laws:

1.	Assuming the Merger occurs as contemplated by the Agreement and the Registration Statement, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, with the U.S. federal income tax consequences to holders of Town Square Financial stock as described under “Material United States Federal Income Tax Consequences of the Merger”; and

2.	Poage Bankshares and Town Square Financial will each be a party to a reorganization within the meaning of Section 368(b) of the Code.

This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court concerning the issues. The opinion expressed herein is limited to the referenced U.S. federal income tax matters. No other opinions are rendered or should be inferred. We also express no opinion regarding tax consequences under foreign, state or local laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Material United States Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Our opinion is rendered as of the date hereof and in issuing our opinion, we have relied solely upon the Code, existing and proposed regulations thereunder, and administrative positions and judicial decisions in effect as of the date hereof. Such laws, regulations, administrative positions and judicial decisions are subject to change at any time. Any such changes could affect the validity of the opinion set forth above. Also, future changes in U.S. federal income tax laws and the interpretation thereof can have retroactive effect.

Very truly yours,

/s/ Luse Gorman Pomerenk & Schick, P.C.
LUSE GORMAN POMERENK & SCHICK,
A Professional Corporation